UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):   May 9, 2014

HOMEFED CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

1-10153 (Commission File Number)	33-0304982 (IRS Employer Identification No.)

1903 WRIGHT PLACE, SUITE 220 CARLSBAD, CALIFORNIA (Address of Principal Executive Offices)	92008 (Zip Code)

760-918-8200
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01                      Regulation FD Disclosure.

As previously disclosed, on February 28, 2014, the Company entered into an agreement with Leucadia National Corporation (“Leucadia”) pursuant to which the Company agreed to purchase substantially all of Leucadia’s real estate properties and operations, its membership interests in Brooklyn Renaissance Holding Company LLC (“BRP Holding”) and Brooklyn Renaissance Hotel LLC (“BRP Hotel,” and collectively with BRP Holding, “Brooklyn Renaissance Plaza”), and cash in exchange for 7.5 million newly issued unregistered HomeFed common shares (the “Acquisition”).

On March 28, 2014, the Company completed the initial closing of the Acquisition, which consisted of all of the assets to be acquired except for a portion of Leucadia’s membership interest in BRP Holding, and cash of approximately $12,500,000, subject to certain post-closing adjustments.  At the initial closing, the Company issued to Leucadia 6,986,337 shares of its unregistered common stock.  Subject to receipt of a third party consent, the Company will acquire the balance of Leucadia’s membership interest in BRP Holding in exchange for 513,663 additional shares of the Company’s unregistered common stock.  The Company expects to receive the third-party consent and close on the balance of the Acquisition in the second quarter of 2014.

The Acquisition was accounted for using the acquisition method of accounting.  The purchase price of approximately $28 per share was based on the aggregate fair value of the assets and liabilities acquired in the transaction, and represent the current best estimates of management.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOMEFED CORPORATION

Date: May 9, 2014	By:	/s/ Erin N. Ruhe
Name: Erin N. Ruhe
Title: Vice President